Exhibit 10.16

February 24, 2014

Jeffrey H. Knapp

277 Delphi Circle

Los Altos, CA 94022

Dear Jeffrey,

We are quite excited to have you involved in Adamas Pharmaceuticals, Inc. (“the Company”).  In this letter, I would like to summarize the proposed terms and conditions of your employment relationship with the Company.

Title and Responsibilities.  I am pleased to offer you the full-time position of Chief Commercial Officer working at our offices in Emeryville, CA.  Your position with the Company, pursuant to the terms and conditions of this letter and accompanying Confidential Information and Invention Assignment Agreement, will commence on February 27, 2014. While employed by the Company, you will report to the Chief Executive Officer.

Cash Compensation.  While employed by the Company, you will receive as compensation for your services an initial annual base salary of $340,000.  Your salary will be paid periodically in accordance with normal Company payroll practices and be subject to the usual, required withholdings.  In addition, you will be eligible to participate in the Company’s bonus plan.  Your initial target bonus will be 30% of your base salary.

Stock Options. In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, it will be recommended that you be granted an option to purchase 130,000 shares of Company Common Stock.  The exercise price per share will be determined by the Board of Directors or Compensation Committee when the option is granted.  Such option will be subject to the terms and conditions applicable to options granted under the Company’s 2007 Stock Plan (the “Plan”) as described in the Plan and the applicable Stock Option Agreement.  Provided you remain in continuous service to the Company on each date, you will vest in 20% of the option shares on the 12 month anniversary of your employment commencement date and the balance will vest in equal monthly installments on the first day of each of the next 48 months, as described in the applicable Stock Option Agreement.

Benefit Plans.  During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company.  Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit from the plan is governed solely by the applicable plan document.

2200 Powell St. Suite 220  Emeryville, CA 94608

Tel|510.450.3500  Fax|510.428.0519

www.adamaspharma.com

Paid Time Off.  As part of these benefits, you will be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy as in effect from time to time.  Currently, the Company offers full-time employees 21 days of PTO per calendar year.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time in accordance with applicable law, and the provision of benefits to you in no way changes or impacts your status as an “at-will” employee.

Severance Policy.  As we discussed, the Company’s Board of Directors recently approved the terms of a Severance and Change of Control Policy (the “Policy”) which will provide certain severance benefits to members of the Company’s executive team in connection with an executive’s involuntary termination of employment.  The compensation committee of the Board has been tasked with determining certain key details of the Policy.  As a member of the Company’s executive team, you will be eligible to receive benefits under the Policy.  We will provide a copy of the Policy to you as soon as the final terms are determined.

Confidential Information.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  Consequently, as a condition of this offer of employment, you are required to sign the Confidential Information and Invention Assignment Agreement enclosed with this letter.

Conflicting Outside Employment.  While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your employment obligations to the Company, including working for a competitive organization, or undertaking any activities that could create a conflict of interest.

At-Will Employment.  You should understand that your employment with the Company is “at-will,” and may be terminated by you or the Company at any time and for any reason.  No provision of this offer letter or the accompanying Confidential Information and Invention Assignment Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.  This offer letter and the accompanying Confidential Information and Invention Assignment Agreement supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

Introductory Period.  The first ninety days of your employment with the Company will be an introductory period and at the end of that period the Company will conduct a review of your performance.  Completion of this introductory period does not change in any way your status as an “at-will” employee and therefore, you and the Company have the right to end your employment for any reason at any time during or after the introductory period.

Authorization to Work.  This offer is conditioned upon the following:  (1) you presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; (3) passing the required pre-employment drug test; and (4) your signature on the Confidential Information and Invention Agreement.

Modification and Governing Law.  This agreement may not be modified except in a writing signed by an officer of the Company and you.  The unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of the agreement.  This letter will be governed by the laws of the state of California..

Please call me at (510) 450-3502 if you have any questions.  I am excited to welcome you to the Company, and I look forward to your participation in the Company’s future success.  Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to me.  This offer will expire on February 26, 2014 unless accepted by you in writing prior to such date.

Best regards,

Gregory T. Went, Ph.D

CEO and Chairman

Adamas Pharmaceuticals, Inc.

ACCEPTANCE OF EMPLOYMENT OFFER

I, Jeffrey H. Knapp, have read, understand, and accept employment on the terms and conditions outlined in this letter.  I am not relying on any representations made to me by anyone other than as set forth above.

/s/ Jeffrey H. Knapp
Jeffrey H. Knapp

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Date

Firmwide:90718958.1 062996.1001